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                                    Exhibit 1

Resolution of the Board of Directors of NYLIAC authorizing establishment of the
                                Separate Account







































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                 New York Life Insurance and Annuity Corporation

                                   * * * * * *

                        Consent of the Board of Directors
                 In Lieu of a Meeting of the Board of Directors

                          Dated as of November 30, 1994


Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, and the By-Laws of New York Life Insurance and Annuity Corporation ("Corporation"), a Delaware corporation, the undersigned, being all the Directors of the Corporation, consent that a Special Meeting of the Board of Directors be dispensed with and the following resolutions be adopted:

                  RESOLVED, that the Corporation establish, in accordance with
         Section 2932 of the Delaware Insurance Code, a separate account to be known as "New York Life Insurance and Annuity Corporation LifeStages Annuity Separate Account" ("LifeStages Separate Account"), or such other name as the President may determine, for the purpose of investing payments received under LifeStages variable annuity contracts (the "VA Contracts") issued by the Corporation and under other variable annuity contracts issued by the Corporation on a substantially similar basis to the VA Contracts; that the assets of LifeStages Separate Account be invested in shares of New York Life MFA Series Fund, Inc. ("MFA Series Fund"), an open-end diversified management investment company of the series type, or in lieu thereof or in addition thereto, in the shares of any other investment company approved by an officer of the Corporation and registered under the Investment Company Act of 1940 ("Investment Company Act"), at the net asset value of such shares at the time of acquisition.

                  RESOLVED, that the officers of the Corporation, or any person designated by them, are severally authorized to take all action deemed necessary or appropriate to effect the establishment of LifeStages Separate Account, to operate and manage it in accordance with the Plan of Operations, and to comply with applicable federal and state laws in order that the VA Contracts, and any other substantially similar variable annuity contracts issued by the Corporation, may be offered and sold in all jurisdictions in which the Corporation is authorized to conduct a variable annuity business.

                  RESOLVED, that LifeStages Separate Account be organized as a unit investment trust, that it be registered, if necessary or appropriate, with the United States Securities and Exchange Commission ("SEC") under the Investment Company Act, and that the VA Contracts, and any other substantially similar variable annuity contract issued by the Corporation, be registered for sale under the Securities Act of 1933; that for such purpose the President, any Vice President, the Secretary and any Assistant Secretary of the Corporation are severally authorized and empowered to execute and file or cause to be filed with the SEC, in the name, and on behalf, of the Corporation and LifeStages Separate Account, a Notification of Registration on Form N-8a and a Registration Statement on Form N-4 or on any other forms which the Rules and Regulations of the SEC may, from time to time, permit, to obtain any exemptive relief necessary in connection therewith, and to take all other actions which are necessary or advisable in connection with the offering of the VA Contracts and any other substantially similar variable annuity contracts issued by the Corporation, for sale and the operation of LifeStages Separate account, in order to comply with the Investment Company Act, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal and state laws, including the filing of any amendments or supplements to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act or other applicable federal or state laws as the individual or individuals so acting shall deem necessary, advisable or appropriate; and that the Secretary of the Corporation hereby is appointed as designated agent for service under any such registration statements and duly authorized to receive communications and notices from the SEC and to respond with respect thereto.

                  RESOLVED, that the Corporation has established and maintains Standards of Suitability which reflect the policy of the Corporation, with respect to determining the suitability of its multi-funded annuity products. Such Standards of Suitability apply to the sale of the VA Contracts and certain other multi-funded annuity contracts issued by the Corporation and are binding upon the
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         Corporation and applicable to its officers, directors, employees, affiliates and agents, and specify that no recommendation is made to an applicant to purchase a VA Contract or other multi-funded annuity contract issued by the Corporation, and no such contract is issued in the absence of reasonable grounds to believe that the purchase of such contract is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Corporation or any of its affiliates or to the agent making the recommendation.

         /s/George A. W. Bundschuh             /s/Richard M. Kernan, Jr.
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         George A. W. Bundschuh                   Richard M. Kernan, Jr.

         /s/Jay S. Calhoun                     /s/Robert. D. Rock
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         Jay S. Calhoun                           Robert D. Rock

         /s/Lee M. Gammill, Jr.                /s/Frederick J. Sievert
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         Lee M. Gammill, Jr.                     Frederick J. Sievert

         /s/Harry G. Hohn                     /s/Stephen N. Steinig
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         Harry G. Hohn                           Stephen N. Steinig